MANNING & NAPIER FUND, INC.
                    ARTICLES SUPPLEMENTARY TO THE CHARTER


      Manning & Napier Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Board of directors of the Corporation, pursuant to Section 2-408(c) of the Maryland General Corporation Law, and in lieu of a meeting of the board of directors, adopted the following series fund name change on November 7, 1989 by written unanimous consent of the board:

        The name of the Discounted Expectations Strategy Series (currently classified as Class B common stock) of the Corporation be changed to the Systematic Equity Series (hereby designated as Class B common stock).


     IN WITNESS WHEREOF, Manning & Napier Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on November 8, 1989.


                         Manning & Napier Fund, Inc.


                         By: /s/ William Manning
                                 William Manning
                                     President

Attest:

/s/ B. Reuben Auspitz
    B. Reuben Auspitz, Secretary



       THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ William Manning
    William Manning